UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2010

HealthMarkets, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 255-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 21, 2010, Neal Pomroy was elected to the Board of Directors of HealthMarkets, Inc. (the “Company”). He will serve until the next annual meeting of the Company’s stockholders and the election and qualification of his successor, or until his death, resignation or removal, whichever shall occur first. Mr. Pomroy has been appointed to serve as a member of the Executive Committee, Investment Committee and Nominating Committee of the Board of Directors.

Mr. Pomroy is a Managing Director and Global Operating Partner of DLJ Merchant Banking Partners, Credit Suisse’s flagship private equity investment business. He joined DLJ Merchant Banking Partners in 2004. Prior to joining DLJ Merchant Banking Partners, Mr. Pomroy was a Managing Director with Mercer Management Consulting, head of the Private Equity and Mergers & Acquisition practice — North America, and where he held several senior management positions including the North American Operating Committee and New York Region Head. From 1983 to 1987, Mr. Pomroy worked in leveraged buyout finance and private equity for Bank of Boston.  Mr. Pomroy is a Director of DenMat Holdings, LLC and Hard Rock Hotel Holdings, LLC.

In accordance with the Company’s stockholders agreement, certain directors of the Company are nominated by the Company’s private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners (“DLJ”). Mr. Pomroy was nominated to the Board of Directors by DLJ to replace Ryan M. Sprott, a director previously nominated by DLJ who resigned from the Board of Directors effective April 14, 2010.

As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, the Company is party to a number of material transactions with affiliates of DLJ. The Company believes that the terms of such transactions are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By: /s/ Steven P. Erwin
Name: Steven P. Erwin
Title: Executive Vice President &
Chief Financial Officer

Dated: April 21, 2010